EXHIBIT 23.2

Consent of Independent Public Accounting Firm
The Board of Directors
Synergetics USA, Inc.:
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-72134 on Form S-8 of Synergetics USA, Inc. pertaining to the Valley Forge Scientific Corp. 2000 Non-Employee Directors’ Stock Option Plan of our report dated September 26, 2003, relating to our audit of the consolidated statements of income, stockholders’ equity and cash flows of Synergetics, Inc. and Subsidiaries for the year ended July 31, 2003, which appears in the Annual Report on Form 10-K of Synergetics USA, Inc. for the fiscal year ended July 31, 2005.
Certified Public Accountants
December 29, 2005
St. Louis, Missouri

1034 S. Brentwood Blvd.		2500 Old Highway 94 South
Suite 1700		Suite 203
St. Louis, Missouri 63117		St. Charles, Missouri 63303
(314) 862-2070		(636) 441-5800
Fax: (314) 862-1549	www.mppw.com	Fax: (636) 922-3139